EXHIBIT 99.1

                      Cavalier Announces Profitable Second
                                 Quarter Results


   ADDISON, Ala.--(BUSINESS WIRE)--July 31, 2006--Cavalier Homes,
Inc. (Amex: CAV) today announced financial results for the second quarter and six months ended July 1, 2006. A summary of the Company's report follows (in thousands, except per share amounts):


                           Second Quarter Ended     Six Months Ended
                            -------------------   -------------------
                             July 1,    July 2,    July 1,    July 2,
                              2006       2005       2006       2005
                            --------   --------   --------   --------
Revenue                     $ 58,775   $ 60,002   $133,725   $115,124
                            ========   ========   ========   ========
Income from continuing
  operations before
  income taxes                   187        911      1,950         23
Income tax provision
  (benefit)                      124         56        484        (85)
Equity in earnings of
  equity-method
  investees                       98        119        349        368
                            --------   --------   --------   --------
Income from continuing
  operations                     161        974      1,815        476
Income (loss) from
  discontinued operations       --         (205)        12     (1,861)
                            --------   --------   --------   --------
Net income (loss)           $    161   $    769   $  1,827   $ (1,385)
                            ========   ========   ========   ========

Diluted net income
  (loss) per share:
    From continuing
      operations            $   0.01   $   0.05   $   0.10   $   0.02
    From discontinued
      operations                0.00      (0.01)      0.00      (0.10)
                            --------   --------   --------   --------
    Net income (loss)       $   0.01   $   0.04   $   0.10   $  (0.08)
                            ========   ========   ========   ========

Weighted average
  diluted shares
  outstanding                 18,502     18,229     18,494     18,034
                            ========   ========   ========   ========


   Commenting on the results, David Roberson, President and Chief Executive Officer, said, "We are gratified that Cavalier remained profitable in the second quarter, even as conditions in the home manufacturing industry continued to be challenging. Earlier this year, we completed the last shipments under 2005 contracts for Federal Emergency Management Agency (FEMA) homes, which boosted first quarter 2006 floor shipments beyond underlying demand levels. Now that we are past this FEMA bulge, shipment levels for the industry and Cavalier better reflect the underlying fundamental trend for manufactured housing, which in our view is slightly weaker than at this point in 2005 and continues to be pressured by a lack of new finance capacity for wholesale and retail sales. Evidence of this is provided by the latest shipment statistics through May, which so far point to a 5.2% decline in industry floor shipments for HUD-Code homes in the second quarter; for the full second quarter, Cavalier reported an 11.6% decline in floor shipments.
   "As 2006 began, we expressed our expectations for an increase in our HUD-Code home business during the year, outside of FEMA demand, largely because of anticipated storm reconstruction and home replacement activities along the Gulf Coast," Roberson continued. "We expected that this incremental demand, in turn, would help us sustain profitability in 2006 without the need for further government contracts. At the same time, we saw it providing needed momentum to our operations this year while we build our footprint in the modular side of our business and work to stabilize our core HUD-Code housing operations.
   "Through the first half of 2006, I believe we continue to track with these general views," Roberson added, "although clearly reconstruction and replacement efforts have not developed at the pace we expected, reflecting a complex and unpredictable interplay of FEMA, insurance claims and other rebuilding issues. Also, our second quarter shipments were somewhat below our expectations due to tougher market conditions in our East Coast markets, which were offset partially by improvements in our Alabama operations. Despite slightly lower shipments in the second quarter, we were pleased to achieve a higher gross margin versus the second quarter last year."
   Concluding, Roberson said, "At this mid-year point, we remain hopeful that our HUD-Code business will improve in the second half of 2006, as more home replacements occur along storm-stricken areas of the Gulf Coast. We already have seen evidence of this in some areas of Louisiana in the wake of Hurricane Rita. We also expect to improve our performance in East Coast markets in the second half. Together, we hope these factors will lend increased momentum to our business and help us sustain profitability throughout the year. If we accomplish these financial and operational objectives against the backdrop of a 45-year low point for our industry, continue to build our modular home footprint and develop secondary channels for our homes, and further stabilize our HUD-Code business, we believe 2006 will show real progress for Cavalier even as market conditions remain very difficult."
   Total revenue for the second quarter declined 2% from the same period last year. The decrease reflected lower home manufacturing net sales - the largest component of revenue, which dipped to $55,270,000 for the quarter versus $56,575,000 for the second quarter of 2005. Floor shipments declined 11% to 2,394 floors in the second quarter of 2006 versus 2,690 floors in the same period last year.
   Gross profit for the second quarter improved 1% or $150,000 to $10,402,000 from $10,252,000, even with lower floor shipments, primarily as wholesale selling prices continued to increase following a run-up in raw material costs over much of the past year. Gross margin for the second quarter increased to 17.7% versus 17.1% in the same quarter last year. Cavalier's gross profit declined from 18.2% in the first quarter of 2006 as the Company's product mix in the second quarter reflected no FEMA shipments, which carried selling prices above the Company's standard product due to FEMA's unique specifications.
   During the second quarter, selling, general and administrative expenses increased 11% or $1,011,000 to $10,271,000 from $9,260,000 in the second quarter last year, with the year-earlier period benefiting from gains of approximately $139,000 on the sales of property. Selling, general and administrative expenses were 17.5% of revenue in the second quarter of 2006, up from 15.6% in the first quarter of 2006 and 15.4% in the second quarter of 2005. The increase in selling, general and administrative expenses reflected primarily higher compensation and employee benefit costs, especially for health care insurance. In part, this increase related to the reopening of the Company's plant in Winfield, Alabama. The Company had no impairment charges in the second quarter of 2006 or the year-earlier period.
   Cavalier's revenue for the first half of 2006 rose 16% compared with the first half of 2005. Home manufacturing sales increased to $127,104,000 for the year-to-date period (including approximately $13,000,000 in sales under FEMA contracts that the Company entered into during 2005) versus $109,373,000 in the same period last year. First half shipments declined 3% to 5,357 floors (including 419 floors/FEMA homes) compared with 5,514 floors in the first six months of 2005. The Company had no FEMA shipments in the first half of 2005. Other sources of revenue increased 15% to $6,621,000 in the first quarter of 2006 from $5,751,000 in the year-earlier period, reflecting improved sales at the Company's North Carolina retail sales center and a higher level of installment loan sales.
   Gross profit for the first half of 2006 increased 28% or $5,196,000 to $24,071,000 from $18,875,000 on higher revenue. Gross margin for the first six months of 2006 improved to 18.0% versus 16.4% in the same period last year, primarily because of higher wholesale selling prices and the inclusion of FEMA shipments this year. During the first half of 2006, selling, general and administrative expenses increased 17% or $3,263,000 to $21,949,000 from $18,686,000 in the year-earlier period. Selling, general and administrative expenses were 16.4% of revenue in the first half of 2006 versus 16.2% of revenue in the first half of 2005. The increase in selling, general and administrative expenses in the first half of 2006 reflected higher compensation and employee benefit costs, increased incentive compensation associated with the Company's improved earnings in the first half of 2006, higher advertising and promotional expenses, and reduced repossession costs. The Company recorded no impairment charges in the first half of 2006; for the first six months of 2005, impairment charges totaled $143,000.
   Mike Murphy, Cavalier's Chief Financial Officer, added comments on the Company's financial position. He noted that Cavalier ended the second quarter with cash totaling $20,293,000 versus $19,033,000 at the same time last year. Inventory at the end of the second quarter increased $7,833,000 to $27,626,000 from $19,793,000 at July 2, 2005, primarily on higher levels of raw materials inventory, reflecting the addition of the Winfield facility and purchases to guard against price increases and potential supply disruptions.
   Currently, the Company has $4,095,000 outstanding under the $10,000,000 real estate portion of its bank credit facility, which matures in 2017. None of the $50,000,000 revolving line of credit component of the bank credit facility was outstanding at quarter's end, and $18,866,000 of this amount was currently available based on underlying collateral.

   Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network. A public, listen-only simulcast of Cavalier Homes' second quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (August 1, 2006) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com. Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form. A replay of this call will be available shortly after the call using this same link and will continue until September 1, 2006.

   With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2005, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended April 1, 2006, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.


                              Cavalier Homes, Inc.
                             Data Sheet - Unaudited
                    (In thousands, except per share amounts)

                           Second Quarter Ended    Six Months Ended
                           --------------------   -------------------
                             July 1,   July 2,     July 1,    July 2,
                              2006      2005        2006       2005
                             -------   -------    --------   --------
STATEMENT OF OPERATIONS
  SUMMARY
Home manufacturing
  net sales                  $55,270   $56,575    $127,104   $109,373
Financial services               811       781       1,720      1,294
Retail                         2,694     2,646       4,901      4,457
                             -------   -------    --------   --------
  Total revenue              $58,775   $60,002    $133,725   $115,124
                             =======   =======    ========   ========

Cost of sales                 48,373    49,750     109,654     96,249
                             -------   -------    --------   --------
  Gross profit                10,402    10,252      24,071     18,875

Selling, general and
  administrative              10,271     9,260      21,949     18,686
Impairment and other
  related charges               --        --          --          143
                             -------   -------    --------   --------
Operating income                 131       992       2,122         46
                             -------   -------    --------   --------
Other income (expense):
  Interest expense              (254)     (290)       (631)      (556)
  Other, net                     310       209         459        533
                             -------   -------    --------   --------
                                  56       (81)       (172)       (23)
                             -------   -------    --------   --------
Income from continuing
  operations before
  income taxes                   187       911       1,950         23
Income tax provision
  (benefit)                      124        56         484        (85)
Equity in earnings of
  equity-method investees         98       119         349        368
                             -------   -------    --------   --------
Income from continuing
  operations                     161       974       1,815        476
Income (loss) from
  discontinued operations,
  including gain on
  disposal of $439 in
  2005                          --        (205)         12     (1,861)
                             -------   -------    --------   --------
Net income (loss)            $   161   $   769    $  1,827   $ (1,385)
                             =======   =======    ========   ========

Basic net income
  (loss) per share:
  From continuing
    operations               $  0.01   $  0.05    $   0.10   $   0.02
  From discontinued
    operations                  0.00     (0.01)       0.00      (0.10)
                             -------   -------    --------   --------
  Net income (loss)          $  0.01   $  0.04    $   0.10   $  (0.08)
                             =======   =======    ========   ========

Diluted net income
  (loss) per share:
  From continuing
    operations               $  0.01   $  0.05    $   0.10   $   0.02
  From discontinued
    operations                  0.00     (0.01)       0.00      (0.10)
                             -------   -------    --------   --------
  Net income (loss)          $  0.01   $  0.04    $   0.10   $  (0.08)
                             =======   =======    ========   ========

Weighted average
  shares outstanding:
    Basic                     18,345    18,036      18,326     18,034
                             =======   =======    ========   ========
    Diluted                   18,502    18,229      18,494     18,034
                             =======   =======    ========   ========

                              Cavalier Homes, Inc.
                       Data Sheet - Unaudited (Continued)
                    (In thousands, except per share amounts)

                           Second Quarter Ended    Six Months Ended
                           --------------------   -------------------
                             July 1,    July 2,    July 1,    July 2,
                              2006       2005       2006       2005
                            -------    -------    -------    --------
OPERATING DATA SUMMARY
Home Manufacturing sales:
Floor shipments:
  HUD Code                    2,215      2,507      4,994       5,203
  Modular                       179        183        363         311
                            -------    -------    -------    --------
Total floor shipments         2,394      2,690      5,357       5,514
                            =======    =======    =======    ========

Home shipments:
  Single section                345        206      1,234         472
  Multi-section               1,011      1,229      2,042       2,503
                            -------    -------    -------    --------
Total shipments               1,356      1,435      3,276       2,975
Shipments to company-
  owned retail locations        (51)       (68)       (96)       (117)
FEMA shipments (all
  single section)              --         --         (419)       --
                            -------    -------    -------    --------
Wholesale shipments to
  independent retailers       1,305      1,367      2,761       2,858
                            =======    =======    =======    ========
Retail sales:
  Single section                  9         21         21          31
  Multi-section                  41         41         70          68
                            -------    -------    -------    --------
Total sales                      50         62         91          99
                            =======    =======    =======    ========
Cavalier produced homes
  sold                           42         58         80          91
                            =======    =======    =======    ========
Used homes sold                   8          4         11           8
                            =======    =======    =======    ========

Installment loan purchases  $11,230    $12,389    $21,336    $ 18,774
Capital expenditures        $   872    $   235    $ 1,273    $    381
Home manufacturing
  facilities -- operating         7          6          7           6
Independent exclusive
  dealer locations               87        119         87         119
Company-owned stores              4          4          4          4

                              Cavalier Homes, Inc.
                       Data Sheet - Unaudited (Continued)
                    (In thousands, except per share amounts)

                                                   July 1,    July 2,
                                                    2006       2005
                                                  --------   --------
BALANCE SHEET SUMMARY
Cash and cash equivalents                         $ 20,293   $ 19,033
Accounts receivable, less allowance for
  losses                                            12,538      9,699
Notes and installment contracts receivable           5,557      5,685
Inventories                                         27,626     19,793
Other current assets                                 2,606      2,152
                                                  --------   --------
  Total current assets                              68,620     56,362
                                                  --------   --------
Property, plant and equipment, net                  29,660     29,707
Other assets                                        10,532     10,248
                                                  --------   --------
  Total assets                                    $108,812   $ 96,317
                                                  ========   ========

Current portion of long-term debt                 $  1,552   $  1,480
Note payable                                         2,489      2,368
Other current liabilities                           38,354     40,001
                                                  --------   --------
  Total current liabilities                         42,395     43,849
                                                  --------   --------
Long-term debt                                       6,443      7,995
Deferred income taxes                                 --          415
Stockholders' equity                                59,974     44,058
                                                  --------   --------
  Total liabilities and stockholders' equity      $108,812   $ 96,317
                                                  ========   ========

OTHER INFORMATION
Working capital                                   $ 26,225   $ 12,513
Current ratio                                     1.6 to 1   1.3 to 1
Ratio of long-term debt to equity                 0.1 to 1   0.2 to 1
CIS installment loan portfolio                    $ 11,456   $ 12,408
Number of shares outstanding                        18,345     18,038
Stockholders' equity per share                    $   3.27   $   2.44



    CONTACT: Cavalier Homes, Inc.
             Mike Murphy, 256-747-9800